CREDIT FACILITY AGREEMENT

AGREEMENT made this ___ day of April, 2009 by and between SANSWIRE-TAO CORP., a Florida corporation with offices at 101 NE 3rd Avenue, Suite 1500, Fort Lauderdale, Florida 33301 (the “Company”) and GLOBAL TELESAT CORP., a Virginia corporation with offices at 51 Lyon Ridge Road, Katonah, New York 10536 (“GTC”).

WITNESSETH:

WHEREAS, the Company wishes to complete the construction of its first 34 meter unmanned autonomously controlled mid-altitude airship designated as the “STS-111”; and

WHEREAS, the Company requires additional funding for purposes of completing such construction of the first STS-111; and

WHEREAS, GTC is agreeable to providing funding for the aforementioned purposes, all on and subject to the terms and conditions hereinafter set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned do hereby agree as follows:

1.	The Loans.

(a)     GTC agrees, from time to time during the Term (hereinafter defined) hereof, to make loans (each a “Loan” and, collectively, the “Loans”) to or for the account of the Company, respectively the account of TAO Technologies upon the Company’s (or its designee’s TAO Technologies) written request therefor, in the aggregate principal amount of €800,000.

(b)     The Loans will be made within seven (7) days after GTC’s receipt of a written request from the Company (or the Company’s designee) therefor.

(c)     The Loans shall mature and become due and payable, in full, together with all accrued but unpaid interest thereon, on the later of December 30, 2011 or the date on which the Company receives the proceeds from its customer from the sale of the first STS-111 (the “Maturity Date”).

(d)     The outstanding principal amount of the Loans shall bear interest from the date of each Loan until paid in full, at the lowest imputed rate of interest as provided for under the Internal Revenue Code of 1986, as amended.   Interest shall accrue and be payable on the Maturity Date and shall be calculated on the basis of a year consisting of 365 days. Payment of interest shall be credited against GTC’s portion of the Revenue Share Entitlement as described  in Section 2, below.

(e)     The Company shall have the right, at any time and from time to time during the Term hereof, to prepay the Loans, in whole or in part, without premium or penalty.

(f)     Proceeds from the Loans will be provided directly to TAO Technologies, GmbH which will use such funds exclusively for the construction of the first STS-111 and for payments due under the License and Intellectual Property Acquisition Agreement between Sanswire Corp. and Dr. Bernd-H. Kroplin and TAO Technologies.

2.	Revenue Sharing Entitlement.

(a)     As an inducement to GTC providing the credit facility to the company hereunder, the Company has agreed to pay to GTC an amount equal to fifty percent (50%) of the  STS-111 Net Sales Proceeds, when, as and if the Company receives such proceeds.  For purposes hereof, the term “STS-111 Net Sales Proceeds” shall mean the actual proceeds received by the Company from the sale of the first STS-111 minus the actual cost of construction therefor (estimated to be €1,600,000).  Sanswire shall pay such amount to GTC, within ten (10) days after its receipt of such proceeds with respect to such sale.

                      The Company will, at all times, keep proper books of account, in which full, true and correct entries will be made of transactions relating to STS-111 Net Sales Proceeds.  GTC shall have the right, at its expense, to inspect the Company’s books and records relating to such proceeds during normal business hours and upon reasonable prior notice to the Company.

(b)     All Loan payments (principal and accrued interest payments) made by the Company under this Agreement shall be made to GTC on or before the due date thereof at the address of GTC hereinbefore set forth or, at GTC’s written request, to GTC at such other place as GTC may, from time to time, designate in writing at least five (5) days prior to the due date of any such payment.  If any such payment becomes due on a Saturday, Sunday or legal holiday, such payment shall become due on the next business day.

3.	Term.

           (a)     The term of this Agreement shall commence on the date hereof and expire on the earlier of December 31, 2009 or the date on which GTC makes Loans to Sanswire hereunder in the aggregate amount of €800,000 (the “Term”), unless extended by the Company and GTC, in writing, or terminated earlier, pursuant to the provisions of subparagraph (b) below.

(b)     If one or more of the following events shall occur, each such event shall give GTC the right to terminate this Agreement, on ten (10) days notice to the Company:

 (i)     the Company's making of an assignment for the benefit of its creditors; or

(ii)     the entry of a final order, judgment or decree adjudicating the Company bankrupt or insolvent; or

(iii)     the Company's petitioning or applying to any court of competent jurisdiction or other tribunal for the appointment of a trustee or receiver for the Company, or of any substantial part of the assets or properties of the Company, or the commencement by the Company of any proceedings relating to the Company under any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution, or similar law of any jurisdiction whether now or hereafter in effect; or the filing of any such petition or application, or the commencement of any such proceedings, against the Company, if the Company by any act indicates its approval thereof, consents or acquiesces therein, or the entry of any order, judgment or decree appointing any such trustee or receiver, or approving the petition in any such proceedings, if such order, judgment or decree remains unstayed or unbonded and in effect for more than sixty (60) days.

4.	Representations and Warranties of the Parties.

           (a)   All action on the part of the Company and GTC necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, has been properly taken and obtained by them and this Agreement constitutes a valid and legally binding obligation of the Company and GTC enforceable in accordance with its terms except (i) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting generally the enforcement of creditors’ rights and by the effect of rules governing the availability of equitable remedies, and (ii) as rights to indemnity or contribution may be limited under applicable law or by principles of public policy thereunder.

(b)   There is no action, suit, proceeding, or investigation pending or, to the knowledge of the Company and GTC, threatened against the Company or GTC which in any way relates to the validity of this Agreement or the right of the Company or GTC to enter into or to consummate this Agreement and/or the transactions contemplated hereby and thereby.

(c)    The authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not result in any violation or be in conflict with or constitute, with or without the passage of time or giving of notice, or both, a breach or default under any instrument, judgment, order, writ, decree or agreement to which either the Company or GTC is a party or by which either of them is bound.

5.        Notices.  All notices, consents, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and delivered personally, receipt acknowledged, or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to the parties hereto as follows (or to such other addresses as either of the parties hereto shall specify by notice given in accordance with this provision):

(a)           If to the Company, to it at:

Sanswire-TAO Corp.
101 NE 3rd Avenue
Suite 1500
Fort Lauderdale, Florida 33301

With copies to:

Jonathan D. Leinwand, Esq.
18851 NE 29th Ave., Suite 414
Aventura, FL 33180

(b)           If to GTC, to it at:

Global Telesat Corp.
51 Lyon Ridge Road
Katonah, New York 10536

With copies to:

Robert L. Blessey, Esq.
51 Lyon Ridge Road
Katonah, New York 10536

All such notices, consents, requests, demands and other communications shall be deemed given when personally delivered as aforesaid, or, if mailed as aforesaid, on the third business day after the mailing thereof or on the day actually received, if earlier, except for a notice of a change of address which shall be effective only upon receipt.

6.	Miscellaneous.

           (a)   This Agreement constitutes the sole and entire agreement and understanding between the Company and the GTC with respect to the subject matter hereof, supersedes all prior agreements, understandings and representations between such parties relating to the subject matter hereof and may not be modified or waived except by a written instrument signed by the party to be bound thereby.

           (b)           This Agreement shall be binding upon the parties hereto and their successors and permitted assigns and shall inure to the benefit of the parties hereto and their successors and assigns. The Company shall not have the right to assign this Agreement or any of its obligations hereunder, without the written consent of GTC, however, GTC  may assign this Agreement, and its obligations hereunder, to a third party selected by it, upon notice to the Company. Upon any such assignment by GTC, GTC shall have no rights or obligations hereunder or in connection herewith.

(c)     This Agreement, and the respective rights and obligations of the Company and GTC hereunder, shall be governed by and construed in accordance with the laws of the State of New York with respect to contracts made and to be fully performed therein and without regard to the principles of conflicts of laws thereof In the event of any action brought by either party to enforce the terms of this Agreement, the party prevailing therein shall be reimbursed by the non-prevailing party for all costs and expenses (including legal fees) incurred by the prevailing party in connection therewith..

           (d)     If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect and shall be unaffected thereby.

           (e)     Each of the Company and GTC had counsel represent them in connection with the negotiation, execution and delivery of this Agreement.

           (f)    This Agreement may be executed in one or more counterparts, each of which, when executed and delivered, shall be deemed an original, but all of which when taken together, shall constitute one and the same instrument, and this Agreement may be completed by facsimile transmission, which transmission will be deemed to be an original and considered fully legal and binding on each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year first above written.

WITNESS:	SANSWIRE-TAO CORP.

By:
Jonathan D. Leinwand
Director

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WITNESS:	GLOBAL TELESAT CORP.

By:
David R. Phipps, President and
Chief Executive Officer
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